Exhibit 10.33

AMENDMENT NO. 3
TO THE TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENT
BETWEEN SUN MICROSYSTEMS, INC. AND OPENTV, INC.
This Amendment No. 3 (“Amendment”) to the Technology License and Distribution Agreement dated March 20, 1998, as amended, (the “Agreement”), by and between Sun Microsystems, Inc., a Delaware corporation with a principal place of business at 4150 Network Circle, Santa Clara, California 95054 (“Sun”), and OpenTV, Inc., a Delaware corporation with a principal place of business now located at 275 Sacramento Street, San Francisco, California 94111 (“Licensee”), is entered into this 30 day of June 2005 (the “Amendment Effective Date”) by and between the same parties.
This Amendment is in addition and is subject to the Agreement. Except as expressly amended herein, the Agreement and all amendments and exhibits thereto shall remain unaltered and in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. Capitalized terms not defined herein shall have the same meaning as the identical capitalized terms in the Agreement, unless otherwise stated.
Licensee desires to amend the Agreement to add Sun’s Java 2 Platform™ Micro Edition, Connected Device Configuration and Foundation Profile, Personal Basis Profile, and Connected Device Configuration HotSpot™ Implementation to the Technology previously licensed by Licensee thereunder. Sun is willing to license same to Licensee pursuant to the terms and conditions of the Agreement as amended by this Amendment. The parties therefore amend the Agreement as follows:
AMENDMENT
1.0 Definitions.
1.1 The parties agree that the following is hereby added to the definition of “Technology”: Java 2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile (“CDC/FP”), Personal Basis Profile (“PBP”), and the Connected Device Configuration HotSpot Implementation (“CDC-HI”), as more fully described in Exhibits C-3, C-4, and C-5, respectively, and Upgrades thereto to the extent Licensee is entitled to receive them.
1.2 The parties agree that the following is hereby added to the definition of “Java Environment”: Java 2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile, Personal Basis Profile, and Connected Device Configuration HotSpot Implementation, as more fully described in Exhibits C-3, C-4, and C-5, respectively.
1.3 The following is hereby added as section 1.5.1 to the Agreement: “Device Manufacturer” means the original equipment manufacturer of a Device Manufacturer Product.
1.4 The following is hereby added as section 1.5.2 to the Agreement: “Device Manufacturer Product” means any digital device capable of executing software programs and that may be connected to or is included as a part of a television device and is loaded with Licensee’s Product.
2.0 Additional Technology Exhibits.
     Exhibit C-3, C-4, and C-5 attached hereto, are hereby added to the Agreement.
3.0 Schedule of Fees and Royalties.
     The following shall apply to the Technologies added in Exhibits C-3, C-4, and C-5:
     a. Upfront Source License Fee: Except with regard to CDC-HI, no upfront source license fees shall apply to the Technologies added by this Amendment. With respect to CDC-HI, an annual upfront source license fee in the amount of fifty thousand dollars ($50,000.00) per year shall apply upon delivery of the source code form of CDC-HI. Notwithstanding anything to the contrary in the Agreement, Sun shall have no obligation to deliver any implementation of CDC-HI to Licensee except upon mutual agreement with Licensee and subject to Licensee’s payment of the foregoing fee (and Licensee may not accept source code of CDC-HI from any Sun licensee unless expressly permitted by Sun in writing).
     b. Source Support (if applicable): as set forth in separate support agreement.
     c. Java Test Suite Support Fee: as set forth in the separate Java Test Suite support agreement.
     d. Binary Distribution Royalties per unit Prepayment:
          i. Licensee agrees to pay a non-refundable, non-transferable “Royalty Prepayment” in the amount of three million, sixty-thousand dollars ($3.06M) no later than July 29, 2005. Royalties due for units distributed on or before December 28, 2009 may be satisfied by deduction against the Royalty Prepayment. Any portion of the Royalty Prepayment not used by December 28, 2009, shall be deemed forfeited. Upon timely payment of the Royalty Prepayment, Licensee shall not be obligated to pay the Minimum Payment due pursuant to Section 4 of Amendment no. 1, as amended by Amendment no. 2, and no further payments shall be due by Licensee under the Agreement except for such amounts which may become payable under this Amendment.
          ii. Licensee must pay a royalty to Sun as provided below for each Licensee Product unit distributed. Payment of royalties shall be made quarterly, shall be due thirty (30) days following the end of the calendar quarter to which they relate, and shall be submitted with a written statement documenting the basis for the royalty calculation. In any quarter in which no royalties are owed, Licensee will submit a report so indicating. For each Device Manufacturer Product, Licensee will additionally report quarterly: (a) the identities and locations of each Device Manufacturer whose Device Manufacturer Product (s) was deployed during the calendar quarter to which the report applies; (b) the number of units of Device Manufacturer Products by manufacturer and by service provider (or group of affiliated service providers) on whose behalf such units of Device Manufacturer Products were deployed.
     Example: —

Device Manufacturer (“DM”):	DM Location:	# Units SP Deploying:

Motorola	Chicago, Illinois	250,000 Skylife
Licensee shall be responsible for ensuring that OpenTV Customers adequately report all distributions of Licensee Products for which royalties owed hereunder are derived. Licensee’s royalties obligations hereunder are not contingent or dependent upon Licensee’s receipt of payment from Licensee’s Customers. Royalty reporting and payments (except for royalty prepayments, which shall be sent to the location specified on Sun’s invoice) shall be sent to: Sun Microsystems, Inc., Software Royalty Accounting Group, PO Box 10903, Palo Alto CA 94303.
          iii. Upon timely payment of the Royalty Prepayment, the royalty rate for the software stack of Technologies implementing CDC (or CDC-HI), FP, PBP, and JavaTV (“Combined Stack”) shall be ninety cents ($0.90) per unit, unless either (a) Licensee provides prior written notice to Sun (“Notice”), stating that Licensee has opted to pre-allocate a portion of the Royalty Prepayment corresponding to a number of units of the Combined Stack (which may be no less than one million) for use in Device Manufacturer Products to be manufactured by or for a particular Open TV customer (either directly or indirectly through a service provider) who is a Device Manufacturer (such device manufacturer shall be referred to as an “OpenTV Customer”) or (b) an OpenTV Customer distributes a cumulative total number of units of the Combined Stack qualifying the Open TV Customer for reduced future royalty rates as provided below. Upon Sun’s receipt of Notice of pre-allocation (“Allocated Royalty”) or an Open TV Customer having distributed and paid a cumulative total of one million units (“Qualified Royalty”), the royalty rate that shall apply to specified quantities of no less than one million and up to two million four hundred ninety-nine thousand, nine hundred and ninety-nine (2,499,999) units/users shall be seventy five cents ($0.75) per unit and the royalty rate that shall apply to specified quantities equal to or greater than two million five hundred thousand units/users shall be sixty cents ($0.60) per unit. Upon receipt of Notice by Sun, a portion of the remaining Royalty Prepayment in the amount equal to the product of the appropriate Allocated Royalty Rate multiplied by the number of units specified in the notice (“Allocated Amount”) shall be set aside by Sun for such OpenTV Customer. For the avoidance of doubt, an OpenTV Customer can also qualify for a lower royalty rate in the event that Licensee makes multiple pre-allocations of the Royalty Prepayment so qualifying, e.g. Customer pre-allocates one million units on one date and then pre-allocates another 1.5 million on another date qualifying that OpenTV Customer for the sixty cent ($.60) rate on distributions between one million to 2.5 million. Any portion of any Allocated Amount that is not exhausted by distributions which occur on or before December 28, 2009, shall expire and be deemed forfeited. Upon exhaustion or expiration of the Royalty Prepayment, the royalty rate that shall apply to units distributed by each OpenTV Customer shall be the rate the OpenTV Customer qualified for as of the date of exhaustion or expiration of the Royalty Prepayment. Licensee’s allocation Notice must be sent to: (a) Sun Microsystems, Inc., Software Royalty Accounting Group, PO Box 10903, Palo Alto CA 94303; and (b) VP OEM Software Sales, 4120 Network Circle, M/S: SCA12-112, Santa Clara, California, 95054.
     b) Branding; Royalty Rates for Branded and Unbranded Products. Licensee shall be responsible for ensuring that all Device Manufacturers receiving a sublicense to the Combined Stack from Licensee shall have entered into an applicable trademark license with Sun relating to use of the Sun “Java Powered” logo for TCK Compliant (as defined in Section 4.0 below) implementations of the Combined Stack; provided that in the event Licensee does sublicense the Combined Stack to a Device Manufacturer that has not entered into such a trademark license with Sun, then the applicable royalty rates set forth above in Section 3(d)(iii) in respect of distributions of the Combined Stack by such non-compliant Device Manufacturer shall be multiplied by two (2) until such time as such Device Manufacturer enters into the applicable trademark agreement.
4.0 Distribution; Compatibility Requirements.
     Licensee Products. Notwithstanding anything to the contrary in the Agreement, Licensee may receive and incorporate into Licensee Products, a software product that includes an implementation of the Combined Stack, in binary code form (such product shall be referred to as “Channel Product”), from a party who has a license from Sun, permitting such party to use the Java Test Suites to test its implementations for conformance to the requirements of the Sun documentation for the Combined Stack Technologies (such documentation and Test Suite requirements shall be referred to as “TCK Requirements” and products that meet with Sun’s TCK Requirements and licensing requirements shall be deemed to be “TCK Compliant”), so long as: (a) the Channel Product received by Licensee has been tested by such party and reasonably deemed TCK Compliant; (b) Licensee has not modified the Channel Product or in any way rendered it non-TCK Compliant; and (c) Licensee’s incorporation of the Channel Product into Licensee’s Product in no way renders it noncompliant with the TCK Requirements. Upon payment by Licensee of royalties due under this Amendment 3 for distribution of Licensee Product containing Channel Product, the party providing such TCK Compliant Channel Product to Licensee shall be relieved of its royalty obligations to Sun, for those units paid for by Licensee; provided that, if mutually agreed by Licensee and the third party supplying the Channel Product, such third party supplier may pay its royalty obligation to Sun in respect of such Channel Product pursuant to its agreement with Sun in lieu of Licensee paying the applicable royalty hereunder.
     OpenTV Customer Products. Open TV Customers may only distribute TCK Compliant Licensee Product which incorporates the Combined Stack, as loaded on Device Manufacturer Products, and not for further manufacture or incorporation into products that incorporate such OpenTV Customers’ product which includes OpenTV’s Licensee Product. Licensee shall ensure that each OpenTV Customer shall not in any way modify Licensee’s Product or render it non-TCK Compliant, either by modifications to the Licensee Product, inclusion of other functionality, or otherwise.
5.0 Amendment 3 Term.
     With respect to Java 2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile, Personal Basis Profile, JavaTV, and Connected Device Configuration HotSpot Implementation: (a) the term of the Agreement shall commence on the Amendment 3 Effective Date and end on March 19, 2010, unless terminated earlier, pursuant to Section 10.1 of the Agreement, and (b) the second full sentence in Section 10.1 of the Agreement is deleted. Upon any expiration, the parties may renew the Agreement for additional periods of one (1) year each, subject to mutual agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment 3 to the Agreement to be executed by their duly authorized representatives.

SUN MICROSYSTEMS, INC.		OPENTV, INC.

By:	/s/ Jerry Ashford	By:	/s/ Jim Chiddix

Name:	Jerry Ashford	Name:	Jim Chiddix

Title:	Sales Director	Title:	CEO

Date:	June 30, 2005	Date:	June 30, 2005